                                                                      EXHIBIT 11

                      METROMEDIA INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE

                   THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                2001       2000
                                                              --------   --------
Loss per common share--Basic (A):
  Net loss..................................................  $(23,970)  $(16,531)
  Cumulative convertible preferred stock dividend
    requirement.............................................    (3,752)    (3,752)
                                                              --------   --------
  Net loss attributable to common stockholders..............  $(27,722)  $(20,283)
                                                              ========   ========
Weighted average common stock shares outstanding during the
  period....................................................    94,035     93,807
                                                              ========   ========
Loss per common share--Basic:
  Net loss attributable to common stockholders..............  $  (0.29)  $  (0.22)
                                                              ========   ========

------------------------

(A) In calculating diluted earnings per share, no potential shares of common stock are to be included in the computation of diluted earnings per share when a loss from continuing operations available to common stockholders exists. For the three months ended March 31, 2001 and 2000, the Company had a loss from continuing operations.